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                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                    QWEST COMMUNICATIONS INTERNATIONAL INC.

          The undersigned Executive Vice President, General Counsel and Corporate Secretary of Qwest Communications International Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY ON BEHALF OF THE
CORPORATION:

          1. That the Board of Directors of the Corporation adopted at a meeting duly called and held a resolution (i) setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation,
(ii) approving such amendment, (iii) declaring such amendment advisable and (iv) recommending such amendment to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Board of Directors hereby approves the amendment of paragraph (a) of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, which amendment increases the number of authorized shares of capital stock of the Corporation by increasing the authorized number of shares of common stock, par value $.01 per share ("Common Stock"), of the Corporation and that the Board of Directors hereby proposes and declares to the stockholders of the Corporation the advisability of amending paragraph
          (a) of Article FOURTH and directs that such amendment be submitted to the stockholders of the Corporation for their consideration and approval, such amendment to be made by deleting paragraph (a) of Article FOURTH from the current Amended and Restated Certificate of Incorporation of the Corporation, as amended, and amending and restating paragraph (a) of Article FOURTH to be and to read in its entirety as follows:

          "FOURTH:  (a) Authorized Shares.  The total number of shares of stock
                        -----------------
          that the Corporation shall have authority to issue is 2,025,000,000 shares, divided into the following classes: (i) 2,000,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and (ii) 25,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock")."

          2. That the stockholders of the Corporation approved, adopted and consented to such amendment in accordance with the provisions of Section 211 of the General Corporation Law of the State of Delaware.

          3. That such amendment was duly adopted in accordance with the provisions of Sections 242 and 211 of the General Corporation Law of the State of Delaware.
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          The undersigned, being duly elected and currently acting Executive
Vice President, General Counsel and Corporate Secretary of Qwest Communications International Inc., the Corporation to which reference is made in this Certificate, does make this Certificate and affirms and acknowledges on behalf of the Corporation, under penalties of perjury, that this Certificate is the act and deed of the Corporation and that the facts stated herein are true.



Date:   May 5, 1999        /S/ DRAKE S. TEMPEST
                           --------------------------------------
                           Drake S. Tempest
                           Executive Vice President, General Counsel
                                and Corporate Secretary
                           Qwest Communications International Inc.